Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS SECOND QUARTER 2010 RESULTS

HAMDEN, CT – August 4, 2010 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three and six months ended June 30, 2010.  Summary results for these periods are as follows:

	Three months ended June 30,			Six months ended June 30,
(in $000s, except EPS)	2010	2009	% change	2010	2009	% change
Net Sales	$16,443	$14,236	15.5%	$30,651	$26,438	15.9%

Operating income	1,798	1,042	72.6%	2,780	1,221	127.7%
Net income	1,145	649	76.4%	1,774	770	130.4%
Diluted earnings per share	$0.12	$0.07	71.4%	$0.19	$0.08	137.5%

“I am very pleased with our second quarter 2010 performance as we continue to rebound strongly from a difficult 2009,” said Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies.  “TransAct experienced considerable year-over-year growth in the casino market for the second quarter, reflecting our focus on the international casino market, and an impressive feat given the state of the domestic casino market.  Even with the domestic market struggling, we posted our second consecutive quarter of year-over-year growth in our domestic casino sales, which we believe led to a considerable gain in domestic market share in the second quarter.  On top of double-digit growth on the top line, our transition to manufacturing in China contributed substantially to a 330 basis point  gross margin increase from the prior-year quarter.  Looking forward, with our continued focus on the growing international casino market and anticipated strong sales in our point-of-sale (“POS”) market due in part to McDonald’s POS system upgrade, we expect to have a strong second half of the year.”

Mr. Shuldman continued, “For the second quarter of 2010, our overall casino and gaming sales were up 82% from the prior-year quarter – continuing the torrid pace of growth compared to last year.  These results were driven by significant growth in the casino market alone, where we experienced a 226% increase in sales into the international market and a 20% increase in sales in the domestic market.  Overall, banking and POS sales declined 28% on a quarter-over-quarter basis, as we experienced lower sales in our project-oriented banking market due to fulfilling a large order to a customer in the second quarter of 2009 that did not repeat in this year’s quarter.  However, we experienced solid revenue growth of 43% in the POS portion of the banking and POS market as McDonald’s began its POS system upgrade program, as well as an uptick in our other POS printer sales.  Lottery sales, which can vary significantly from quarter-to-quarter, rose by 25% due to an increase in orders from our lottery customer in the second quarter of 2010 compared to the second quarter of 2009.  TransAct Services Group revenue increased by 13% compared to the second quarter of 2009, primarily due to strength in our consumables business, aided by higher service and replacement parts sales.  Finally, our balance sheet remains very solid, with $8.6 million in cash and no debt outstanding at June 30, 2010.”

Second Quarter 2010 Results

Revenue for the second quarter of 2010 was $16.4 million, an increase of 16% compared to $14.2 million in the prior-year period.  Gross margin for the second quarter of 2010 was 37.4%, compared to 34.1% in the prior-year quarter as the Company experienced the full benefits from its completed shift of a substantial portion of its production to its lower-cost manufacturer in China, as well as a more favorable sales mix.  Operating expenses were $4.4 million, an increase of $0.5 million from the prior-year period. This increase was driven largely by higher general and administrative expenses due to increased employee compensation-related expenses and severance related to employee terminations due to the Company’s move of production to China.  In addition, selling and marketing expenses rose primarily due to higher sales commissions and travel expenses resulting from higher sales volume.  The Company recorded net income in the second quarter of 2010 of approximately $1.1 million, or $0.12 per diluted share, compared to net income of approximately $0.6 million, or $0.07 per diluted share, in the prior-year period.

Commenting on the financial results, Steven A. DeMartino, President and Chief Financial Officer of TransAct Technologies said, “We are very pleased to see another quarter of double-digit top line growth, but just as important, we were able to leverage our 330 basis point improvement in gross margin into a 360 basis point improvement in our operating profit margin, illustrating the leverage in our business model.  In addition, we used our cash position to add inventory to meet the growing needs of our customers and the growth we expect in the coming quarters.”

Six Month 2010 Results

Revenue for the six months ended June 30, 2010 was $30.7 million, an increase of 16% compared to $26.4 million in the prior-year period.  Gross margin for the six months ended June 30, 2010 was 37.0%, an increase of approximately 300 basis points from 34.0% in the prior-year period.  Operating expenses were $8.6 million, an increase of $0.8 million from the prior-year period driven primarily by increased selling and marketing expenses, primarily from higher sales commissions and travel expenses resulting from higher sales volume.  In addition, both engineering and product development as well as general and administrative expenses rose largely due to increased employee compensation-related expenses.  The Company recorded net income of approximately $1.8 million, or $0.19 per diluted share, for the six months ended June 30, 2010, compared to net income of approximately $0.8 million, or $0.08 per diluted share, for the prior-year period in 2009.

2010 Outlook

For the second half of 2010, TransAct expects both revenue and gross margin improvement compared to 2009 based on the current backlog of orders and forecasts of order flow provided by some of the Company’s customers.  The Company continues to expect its earnings per share for the second half of 2010 to be better than the first half.

Liquidity and Capital Resources

As of June 30, 2010, TransAct had approximately $8.6 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.

Investor Conference Call / Webcast Details

TransAct will review detailed second quarter 2010 results during a conference call today at 5:00 PM EDT. The conference call-in number is 800-946-0708. A replay of the call will be available from 8:00 PM EDT on Wednesday, August 4 through midnight EDT on Wednesday, August 11 by telephone at 888-203-1112; passcode 7936034.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming and government markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information on TransAct, visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on a sole source contract manufacturer for the assembly of a large portion of the Company’s products in China; dependence on ability to obtain competitive pricing and other terms from our contract manufacturer and other suppliers;  the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, President and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$16,443	$14,236	$30,651	$26,438
Cost of sales	10,288	9,380	19,307	17,456
Gross profit	6,155	4,856	11,344	8,982

Operating expenses:
Engineering, design and product development	799	666	1,544	1,360
Selling and marketing	1,618	1,455	3,201	2,853
General and administrative	1,940	1,693	3,819	3,548
	4,357	3,814	8,564	7,761
Operating income	1,798	1,042	2,780	1,221

Other income (expense):
Interest, net	6	(18)	8	(33)
Other, net	2	(50)	8	(30)
	8	(68)	16	(63)

Income before income taxes	1,806	974	2,796	1,158
Income taxes	661	325	1,022	388
Net income	$1,145	$649	$1,774	$770

Net income per common share:
Basic	$0.12	$0.07	$0.19	$0.08
Diluted	$0.12	$0.07	$0.19	$0.08

Shares used in per share calculation:
Basic	9,394	9,284	9,371	9,271
Diluted	9,562	9,353	9,543	9,280

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Banking and point-of-sale	$3,964	$5,517	$6,317	$7,958
Casino and gaming	6,299	3,459	13,260	8,316
Lottery	2,450	1,960	4,106	3,066
TransAct Services Group	3,730	3,300	6,968	7,098
Total net sales	$16,443	$14,236	$30,651	$26,438

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30,	December 31,
(In thousands)	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$8,626	$10,017
Receivables, net	11,528	8,996
Inventories	11,588	5,952
Refundable income taxes	-	270
Deferred tax assets	2,240	2,240
Other current assets	401	521
Total current assets	34,383	27,996

Fixed assets, net	4,354	4,551
Goodwill	1,469	1,469
Deferred tax assets	673	669
Intangibles and other assets, net	158	214
	6,654	6,903
Total assets	$41,037	$34,899

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$7,965	$5,052
Accrued liabilities	2,810	1,890
Deferred revenue	632	580
Total current liabilities	11,407	7,522

Deferred revenue, net of current portion	367	501
Deferred rent, net of current portion	405	385
Other liabilities	141	137
	913	1,023
Total liabilities	12,320	8,545

Shareholders’ equity:
Common stock	105	105
Additional paid-in capital	22,417	21,820
Retained earnings	14,807	13,033
Accumulated other comprehensive loss, net of tax	(74)	(66)
Treasury stock, at cost	(8,538)	(8,538)
Total shareholders’ equity	28,717	26,354
Total liabilities and shareholders’ equity	$41,037	$34,899